Exhibit 2.59

ADDENDUM No. 1

dated November 24, 2015 to the Exchange Agreement of even date (the “Agreement”) entered into by and between NEWLEAD HOLDINGS LTD. of Bermuda (hereinafter the “Company”), and M&F CHARTERING S.A. of Liberia, or their designated nominees (hereinafter the “Holder”) (singly the “Party” and jointly the “Parties”).

WHEREAS:

1.	All terms contained herein shall have the same meaning as such is defined in the Agreement.
2.

The Agreement was entered into by the Parties for the purposes of exchanging a certain amount of Debt (as defined therein), deriving from a Settlement Agreement dated December 17, 2013 (the “Settlement Agreement”) and a Commission Agreement dated May 13, 2014 between the Parties (the “Commission Agreement”), owed by the Company to M&F CHARTERING S.A., with Company’s Series A-1 Preferred Shares, to be issued pursuant to a Certificate of Designations of Series A-1 Preferred Shares of the Company of even date.

3.

The Agreement provides, amongst other, that M&F CHARTERING S.A. may nominate a company to act as the Holder for the purposes of the Exchange Agreement, and to have all rights and obligations as set forth in the same instrument.

NOW IT IS HEREBY CONFIRMED AND AGREED AS FOLLOWS:

1.

M&F CHARTERING S.A. (the “Original Holder”) nominate and the Company accept BOGI INVESTMENTS INC. of the Republic of the Marshall Islands, as the Holder of the Agreement under and in accordance with the terms contained therein, to assume all rights and obligations as set forth therein. From the date of this Addendum No. 1 all references in the Agreement to the “Holder” shall be read and construed in all respects as being references to BOGI INVESTMENTS INC. of the Republic of Marshall Islands.

2.	BOGI INVESTMENTS INC. of the Republic of Marshall Islands hereby accept such nomination and agree to assume all rights and obligations as the Holder under the Agreement.

3.

From the date hereof, the Company is hereby completely and irrevocably released from any and all the obligations it may have towards the Original Holder under the Agreement, as well as under the Settlement Agreement and the Commission Agreement.

4.

This Addendum No. 1 shall constitute an inseparable part of the Agreement, and together shall constitute the entire and only agreement between the Parties and superseding all prior agreements between the Parties with respect to the subject matter of this Agreement.

5.	All other terms and conditions of the Agreement shall remain in full force and effect.

SIGNED, SEALED and DELIVERED as a DEED	)
By MICHAIL S. ZOLOTAS	)
for and on behalf of	)
NEWLEAD HOLDINGS LTD. of Bermuda	)

SIGNED, SEALED and DELIVERED as a DEED	)
By	)
for and on behalf of	)
M&F CHARTERING S.A. of Liberia	)

ACKNOWLEDGED and AGREED to	)
By	)
for and on behalf of	)
BOGI INVESTMENTS INC.	)